Exhibit 10.41

November 29, 2005
Mr. Michael A. Miles
1350 Lake Road
Lake Forest, IL 60045
Dear Mike:
          This will confirm the following agreement relating to the deferral of your director’s fees in 2006.
          1. All director’s fees and retainers (“Fees”) payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation and American Airlines, Inc. for the period January 1, 2006 through December 31, 2006 , will be deferred and paid to you in accordance with this letter agreement.
          2. Fees will be converted to Stock Equivalent Units in accordance with the Directors’ Stock Equivalent Purchase Plan, a copy of which is attached hereto as Exhibit A (the “Plan”).
          3. On the 30th business day after the date when you cease to be a Director of AMR Corporation, the Stock Equivalent Units accrued in 2006 pursuant to the Plan will be converted to cash and paid to you by multiplying the number of such Stock Equivalent Units by the arithmetic mean of the high and the low of AMR stock (“fair market value”) during the month when you ceased to be a Director of AMR Corporation.
          4. In the event of your death, the number of Stock Equivalent Units as of your date of death will be multiplied by the fair market value of AMR stock during the calendar month immediately preceding your death, and the amount paid to Pamela Miles. The payment contemplated by this paragraph 4 will be made on the 30th business day following the date of your death.

          If the foregoing is satisfactory to you, please indicate by signing one of the originals (two are enclosed) and returning it to me.

Very truly yours,

Charles D. MarLett Corporate Secretary

Accepted and agreed:

/s/ Michael A. Miles
Michael A. Miles

12/19/2005
Date